Exhibit 99.2

YOUNG MANAGEMENT’S DISCUSSION & ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Introduction

The following discussion and analysis should be read in conjunction with other exhibits of this Form 8-K, including Exhibit 99.1 (“Business of Young”), Exhibit 99.3 (“Index to Consolidated Financial Statements of Young”), Exhibit 99.5 (“Selected Historical Consolidated Financial Data of Young”) and Exhibit 99.6 (“Risks Related to the Business of Young”).

This Management’s discussion and analysis of financial condition and results of operations is organized as follows:

Overview of Young’s Business. This section provides a general description of Young’s business, as well as recent developments that have occurred during the first three quarters of 2013 and the year ended 2012 that Young believes are important in understanding the results of operations and financial condition or to anticipate future trends.

Critical Accounting Policies and Estimates. This section discusses accounting policies considered important to Young’s financial condition and results of operations, and which require significant judgment and estimates on Young’s part in application. In addition, Young’s significant accounting policies, including the critical accounting policies, are summarized in Note 3 to the 2012 consolidated financial statements of Young.

Results of Operations. This section provides an analysis of Young’s results of operations for the three and nine months ended September 30, 2013 and 2012, and the three-year period ended December 31, 2012. This analysis is presented on a consolidated basis. In addition, it provides a brief description of significant transactions and events that impact the comparability of the results being analyzed.

Liquidity and Capital Resources. This section provides an analysis of Young’s cash flows for the nine months ended September 30, 2013 and 2012, and the three-year period ended December 31, 2012, as well as a discussion of Young’s outstanding debt and commitments, both firm and contingent, that existed during the nine months ended September 30, 2013 and the year ended December 31, 2012, as well as at December 31, 2011. Included in the discussion of outstanding debt is a discussion of the amount of financial capacity available to fund Young’s future commitments, as well as a discussion of other financing arrangements.

Overview of Young’s Business

The net operating revenue of Young’s television stations is derived primarily from advertising revenue and, to a much lesser extent, from retransmission rights fees paid by multi-video program distributors serving the local markets of Young’s stations for rebroadcasting their signals. The stations also sell advertising on their websites, and generate other revenue from video production, tower rental and other miscellaneous sources.

Advertising is sold for placement in a station’s network, syndicated, and locally originated programming. Advertising is sold in time increments and is priced primarily on the basis of a program’s popularity among the specific audience an advertiser desires to reach, as measured principally by periodic audience surveys. In addition, advertising rates are affected by the number of advertisers competing for the available time, the size and demographic makeup of the market served by the station and the availability of alternative advertising media in the market area. Rates are highest during the most desirable viewing hours, with corresponding reductions during other hours. The ratings of a local station affiliated with a national television network can be affected by the ratings of the network programming.

Most advertising contracts are short-term, and generally run for only a few weeks. Approximately 52% of the gross revenues for the nine months ended September 30, 2013 and approximately 50% of the gross revenues for the nine months ended September 30, 2012 of Young’s stations was generated from local advertising, which is sold by a station’s sales staff directly to local accounts. The remainder of the advertising revenue comes primarily from national and political advertising. The stations generally pay commissions to advertising agencies on local, regional and national advertising. Expenditures by advertisers tend to be cyclical, reflecting overall economic conditions, as well as budgeting and buying patterns. A decline in the economic prospects of advertisers or the economy in general often alter current or prospective advertisers’ spending priorities, which results in a decline in Young’s net operating revenue and operating income in any given period.

Young’s business is impacted by seasonal factors. See “Business of Young—Seasonality” for a discussion of the seasonality of Young’s business.

The stations’ primary operating expenses are for employee compensation, news-gathering, production, programming and promotion costs. A high proportion of the operating expenses of the stations are fixed.

Effective March 1, 2013, WLAJ-TV LLC, which we refer to as “WLAJ,” a wholly owned subsidiary of an unrelated party, Shield Media Lansing LLC, which we refer to as “Shield Media Lansing,” entered into an asset purchase agreement to purchase certain assets (including the FCC license) of the WLAJ television station in Lansing, MI from Sinclair Broadcast Group, which we refer to as “SBG.” Concurrent with entry into this agreement, Young entered into a JSA, and SSA, with WLAJ to provide certain non-programming related sales, operational and administrative services to WLAJ. The initial terms of the JSA and SSA are eight years, and the agreements can be automatically renewed for successive two-year renewal terms. WLAJ paid $14.3 million in cash to purchase the station assets which was partially financed through a $10.0 million term loan which is jointly guaranteed by Young and Shield Media Lansing. See Note 3 of the unaudited condensed financial statements of Young for the three and nine months ended September 30, 2013 for more information. The acquisition was also funded from the proceeds from an asset purchase agreement in which Young purchased certain non-license assets of the station from WLAJ for $5.4 million. The balance of the proceeds from the term loan and the asset purchase agreement between WLAJ and Young, after SBG was paid, went toward transaction fees and working capital.

Young has determined that WLAJ is a variable interest entity, which we refer to as "VIEs," and that based on the terms of the WLAJ JSA and SSA and the guarantee of WLAJ's debt, it is the primary beneficiary of the variable interests. As a result of this determination, the financial results of WLAJ since March 1, 2013 have been consolidated by Young in accordance with the VIE accounting guidance and the initial purchase price of $14.3 million was allocated to the acquired assets and assumed liabilities based on estimated fair values upon the effective date of the transaction. The results of operations for the nine months ended September 30, 2013 include the results of WLAJ since March 1, 2013. Net operating revenues and operating income of WLAJ included in Young’s consolidated statements of comprehensive income, were $2.5 million and $0.2 million for the nine months ended September 30, 2013, respectively. Net operating revenues and operating income of WLAJ were $1.0 million and $0.1 million for the three months ended September 30, 2013, respectively.

Effective December 13, 2012, WXXA-TV LLC, which we refer to as “WXXA,” entered into an asset purchase agreement to purchase certain assets (including the FCC license) of the WXXA television station in Albany, New York. Concurrent with this agreement, Young entered into a JSA and SSA with WXXA to provide certain non-programming related sales, operational and administrative services to WXXA. The initial terms of the WXXA JSA and SSA are eight years from their effective dates, and the agreements automatically renew for successive two-year renewal terms. WXXA paid $19.5 million in cash to purchase the station assets, financed through a $22.0 million credit facility, which was jointly guaranteed by Young and Shield Media LLC.

Young has determined that WXXA is a VIE and that based on the terms of the JSA and SSA and the guarantee of WXXA’s debt, it is the primary beneficiary of the variable interests. As a result of this determination, the financial results of WXXA since December 13, 2012 have been consolidated by Young, and the initial purchase price of $19.5 million was allocated to the acquired assets and assumed liabilities based on estimated fair values upon the effective date of the transaction. Net operating revenue and operating income of WXXA, included in Young’s consolidated statements of comprehensive income, were $0.5 million and less than $0.1 million, respectively, for the period ended December 31, 2012. Net operating revenue and operating income of WXXA, included in Young’s consolidated statements of comprehensive income, were $2.6 million and $0.2 million, respectively, for the three months ended September 30, 2013. Net operating revenue and operating income of WXXA, included in Young’s consolidated statements of comprehensive income, were $7.9 million and $0.9 million, respectively, for the nine months ended September 30, 2013. See also Note 4 to the 2012 consolidated financial statements of Young and Note 3 to the unaudited condensed consolidated financial statements of Young for the three and nine months ended September 30, 2013 for more information.

During the year ended December 31, 2012, Young used funds available through the Young Senior Credit Facility to repurchase 26,069 shares of Young’s Class A Common Stock and 588 shares of Young’s Class B Common Stock. Total cash used to repurchase the stock was approximately $145 million.

Critical Accounting Policies and Estimates

The SEC considers an accounting policy to be critical if it is important to Young’s financial condition and results, and if it requires significant judgment and estimates on Young’s part in its application. Young has determined the development and selection of these critical accounting policies and the related disclosures have been reviewed with the Audit Committee of the Board of Directors of Young. For a summary of all of Young’s significant accounting policies, see Note 3 to the 2012 consolidated financial statements of Young.

Use of Estimates. The preparation of financial statements in conformity with GAAP requires Young to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. The principal areas of judgment relate to the allowance for doubtful accounts, the pattern of program license rights amortization, the carrying value and the useful lives and impairment analysis of intangible assets, pension benefit obligations, tax valuation and reserves, and valuation of acquired assets and assumed liabilities and fresh-start accounting adjustments. Actual results could differ from those estimates.

Revenue Recognition. As discussed above, the gross operating revenue of Young’s stations is derived primarily from advertising revenue, which represented approximately 77% and 83% of Young’s gross operating revenues for the nine months ended September 30, 2013 and 2012, respectively, and approximately 84%, 88% and 90% of Young’s gross operating revenue for the years ended December 31, 2012, 2011 and 2010, respectively.

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Advertising Revenues—Advertising revenues are recognized net of agency commissions and in the period in which the commercial is broadcast. Barter and trade revenues are also included in advertising revenues and are also recognized when the commercials are broadcast.

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Retransmission Consent Fees—Young receives consideration from certain satellite and cable providers in return for consent to the retransmission of the signals of Young’s television stations. In some cases, the consideration is based on the number of subscribers receiving the signals. Retransmission consent revenue is generally recognized on a per subscriber basis in accordance with the terms of each contract.

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Network Affiliation Fees—Six of Young’s 13 stations are affiliated with ABC, four are affiliated with CBS, one is affiliated with NBC, one is affiliated with FOX, and one is affiliated with MyTV. Network fees are determined based on the contractual arrangements with Young’s affiliates and are recognized within operating expenses over the term of the arrangement.

●	Other Revenue—Young generates revenue from other sources, which include digital advertising, commercial production, trade shows, rental income from tower space and other miscellaneous revenues.

Trade Accounts Receivable. Trade accounts receivables are recorded at the invoice amount and do not bear interest. Credit is extended to Young’s customers based upon an evaluation of the customers’ financial condition and collateral is not required from such customers. The allowance for doubtful accounts is Young’s estimate of the amount of probable credit losses in Young’s existing accounts receivable. Young determines the allowance based on historical write-off experience, because accounts receivables are homogeneous. Young reviews its allowance for doubtful accounts quarterly. Past due balances are reviewed individually for collectability. Account balances are charged off against the allowance after all means of collection have been exhausted and potential for recovery is considered remote. Young does not have any off-balance sheet exposure related to its customers. A 1% increase in the provision would increase bad debt expense by approximately $15,000 based on the $1.5 million provision as of September 30, 2013.

Program License Rights. Program license rights represent the right to air various forms of existing programming. Program license rights and the corresponding contractual obligations are recorded when the license period begins and the program is available for use. Program rights are carried at the lower of unamortized costs or estimated net realizable value. Young’s accounting for long-lived program assets requires judgment as to the likelihood that such assets will generate sufficient revenue to cover the associated expense. Many of Young’s program commitments are for syndicated shows that are produced by syndicators to be aired on a first run basis. Such shows do not generally stay in production if they do not attract a significant audience. If the syndicator cancels a show, Young’s liability for future payments is extinguished. Program license rights are analyzed by Young on a quarterly basis to determine if revenues support the recorded basis of the asset. If the estimated net revenues are less than the current carrying value of the capitalized program rights, Young will reduce the program rights to equal the amount of estimated future net revenues. For the years ended December 31, 2012, 2011 and 2010, as well as the three and nine months ended September 30, 2013, no write-downs of program licenses rights were recorded.

Intangible Assets. Intangible assets include FCC broadcast licenses, network affiliations and other intangible assets. Young tests the FCC licenses for impairment at least annually or whenever an impairment indicator exists. Young uses a “greenfield” income approach under which the FCC license is valued by analyzing the estimated after-tax discounted future cash flows of the station. The assumptions used in the discounted cash flow models reflect historical station performance, industry standards and trends in the respective markets. A downward revision in the present value of future cash flows for intangible assets could result in impairment and a non-cash charge would be required. Such a charge could have a material effect on Young's consolidated financial statements. Young’s wholly owned national sales representation firm Adam Young, Inc. ceased operations during 2011 resulting in the write-off of related intangible assets totaling approximately $1.0 million during the year ended December 31, 2011.

Broadcast licenses are reviewed annually for impairment or whenever an impairment indicator arises. Young performs its annual impairment test as of October 31. For the years ended December 31, 2012 and 2011, it was determined that the fair value of all of Young’s broadcast licenses was higher than the carrying value and, as such, no impairment charge was recorded for the years ended December 31, 2012 and 2011.

Young amortizes intangible assets with determinable useful lives over their respective estimated useful lives. Network affiliation relationships are amortized over 20 years and other definite lived intangible assets are amortized over a period of 4 to 6 years. Young evaluates the remaining useful lives of its intangible assets with determinable lives each reporting period to identify whether events or circumstances warrant a revision to the remaining period of amortization and whether there are indications of impairment.

It is Young’s policy to account for Network Affiliations and other definite-lived intangible assets at the lower of amortized cost or estimated fair value. As part of an ongoing review of the valuation and amortization of other intangible assets of Young and its subsidiaries, Young assesses the carrying value of Network Affiliations, other definite-lived intangible assets and other long-lived assets if facts and circumstances suggest that there may be impairment. If this review indicates that Network Affiliations and other definite-lived intangible assets will not be recoverable as determined by a non-discounted cash flow analysis of the operating assets over the remaining amortization period, the carrying value of other intangible assets would be reduced to their estimated fair value.

Pension Assumptions. Pension benefit obligations and net periodic pension costs are calculated using many actuarial assumptions. The assumptions used in accounting for pension liabilities and costs include discount rates, expected rate of return on plan assets, mortality rates and other factors. In accordance with GAAP, differences between actual results and assumptions are accumulated and amortized as part of net periodic pension costs over future periods, and therefore, generally affect recognized costs and the recorded obligation in future periods. Young considers the assumptions used in its determination of its projected benefit obligations and pension costs to be reasonable.

Gray Equity Participation Liability. Young had a management agreement with Gray Television, Inc., which we refer to as “Gray.” The term of the Gray Management Agreement, which we refer to as the “Management Agreement,” expired on December 31, 2012. As part of the Management Agreement, if Young had been sold within the term thereof, Gray would be entitled to receive a portion of the aggregate sales price above a specified threshold. Young estimated the fair value of this liability to be $8.0 million at December 31, 2011. Young was not sold as of December 31, 2012, and the liability was reversed. Young has included $8.0 million in income from the reversal in Other income/(expense), net on the consolidated statement of comprehensive income for the year ended December 31, 2012.

Consolidation of Variable Interest Entities. Young consolidates VIEs when it is the primary beneficiary of the entity, in accordance with the VIE accounting guidance. In determining whether Young is the primary beneficiary of a VIE for financial reporting purposes, Young considers whether it has the power to direct the activities of the VIE that most significantly impact the economic performance of the VIE and whether it has the obligation to absorb losses or the right to receive returns that would be significant to the VIE. Young’s consolidated statement of comprehensive income includes WXXA’s results since December 13, 2012 and WLAJ’s results since March 1, 2013, pursuant to the VIE accounting guidance. Management estimates the fair values of acquired assets and assumed liabilities using expected future revenue and cash flows, expected future growth rates, and estimated discount rates.

Fresh-start reporting. Young adopted fresh-start reporting effective June 30, 2010. Fresh-start reporting provides for, among other things, a determination of the fair value to be assigned to the new equity and debt of the emerging company as of a date selected for financial reporting purposes. An enterprise value was determined using a discounted cash flow approach, and was verified using a market approach, then was subsequently adjusted to reorganization value and allocated to Young's assets and liabilities based on their respective fair values.

 Results of Operations

Components of Net Operating Revenue

Set forth below are the principal types of revenue received by Young’s stations for the periods indicated and the percentage contribution of each to Young’s gross operating revenue, as well as agency and national sales representative commissions.

	For the three months ended September 30,				For the nine months ended September 30,
	2013		2012		2013		2012
	Amount	% of Gross operating revenue	Amount	% of Gross operating revenue	Amount	% of Gross operating revenue	Amount	% of Gross operating revenue
			(Dollars in thousands)
Gross operating revenue
Local	$31,184	50.3%	$29,323	43.4%	$95,290	52.1%	$90,016	49.7%
National	15,245	24.6	13,150	19.5	43,699	23.9	38,638	21.3
Political	1,449	2.3	14,023	20.8	2,267	1.2	21,914	12.1
Retransmission	10,240	16.5	7,938	11.7	29,724	16.2	19,855	10.9
Digital	1,965	3.2	1,617	2.4	5,627	3.1	4,079	2.2
Production and other	958	1.6	751	1.1	3,593	2.0	4,464	2.5
Barter	900	1.5	743	1.1	2,786	1.5	2,295	1.3
Total	61,941	100%	67,545	100%	182,986	100%	181,261	100%
Agency and sales representative commissions	(7,844)	(12.7)	(9,542)	(14.1)	(23,062)	(12.6)	(24,517)	(13.5)
Net operating revenue	$54,097	87.3%	$58,003	85.9%	$159,924	87.4%	$156,744	86.5%

	For the year ended December 31,
	2012		2011		2010
	Amount	% of Gross operating revenue	Amount	% of Gross operating revenue	Amount	% of Gross operating revenue
Gross operating revenue
Local	$121,801	45.9%	$120,880	59.9%	$112,483	52.4%
National	51,852	19.6	49,946	24.8	51,398	24.0
Political	49,709	18.7	5,853	2.9	27,360	12.7
Retransmission	27,359	10.3	14,443	7.2	13,329	6.2
Digital	5,791	2.2	3,740	1.8	3,320	1.6
Production and other	5,477	2.1	3,835	1.9	4,215	2.0
Barter	3,123	1.2	2,973	1.5	2,388	1.1
Total	$265,112	100%	$201,670	100%	$214,493	100%
Agency and sales representative commissions	(36,929)	(13.9)	(27,150)	(13.5)	(26,999)	(12.6)
Net operating revenue	$228,183	86.1%	$174,520	86.5%	$187,494	87.4%

Three Months Ended September 30, 2013 compared to Three Months Ended September 30, 2012.

	For the three months ended September 30,
	2013	2012	Change	% change
	(Dollars in thousands)
Net operating revenue	$54,097	$58,003	$(3,906)	(6.7)%
Operating expenses, excluding depreciation expense	20,612	17,958	2,654	14.8
Amortization of program license rights	2,451	2,463	(12)	(0.5)
Selling, general and administrative expenses	14,237	13,043	1,194	9.2
Depreciation and amortization	4,481	4,061	420	10.3
Loss on disposal of property and equipment, net	11	206	(195)	(94.7)
Corporate overhead, excluding depreciation and amortization expense	3,382	5,840	(2,458)	(42.1)
Operating income	8,923	14,432	(5,509)	38.2
Interest expense	(1,923)	(1,737)	(186)	10.7
Other income, net	1	290	(289)	(99.7)
	(1,922)	(1,447)	(475)	32.8
Income before income taxes	7,001	12,985	(5,984)	(46.1)
Provision for income tax	(2,864)	(4,831)	1,967	(40.7)
Net income	$4,137	$8,154	$(4,017)	(49.3)%
Net loss attributable to the noncontrolling interests	(340)	-	(340)	(100.0)
Net income attributable to Young Broadcasting Group	$4,477	$8,154	(3,677)	(45.1)%
Total comprehensive income attributable to Young Broadcasting Group	$4,477	$8,154	(3,677)	(45.1)%

Net operating revenue for the three months ended September 30, 2013 was approximately $54.1 million, as compared to approximately $58.0 million for the three months ended September 30, 2012, a decrease of $3.9 million, or 6.7%. The principal components of, and changes to, gross operating revenue were as follows:

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Gross local revenues for the three months ended September 30, 2013 were approximately $31.2 million as compared to $29.3 million for the three months ended September 30, 2012, an increase of $1.9 million, or 6.3%. The increase in gross local revenues was primarily due to the new shared services relationships with WXXA and WLAJ.

•

Gross national revenues for the three months ended September 30, 2013 were approximately $15.2 million as compared to $13.2 million for the three months ended September 30, 2012, an increase of approximately $2.0 million, or 15.9%. Gross national revenues were up at six stations, primarily due to increases in advertising revenues from the telecommunications, automotive, education, auto aftermarket and healthcare advertising categories. In addition, WXXA and WLAJ, whose results were not included in the three months ended September 30, 2012, showed increases in revenues from their results for the three months ended September 30, 2013.

•

Gross political revenues for the three months ended September 30, 2013 decreased $12.6 million, or 89.7%, for the same period in 2012. The decrease was due to an off political year as 2013 is not a presidential or congressional election year.

•

Retransmission revenues were approximately $10.2 million for the three months ended September 30, 2013 as compared to $7.9 million for the three months ended September 30, 2012, an increase of approximately $2.3 million, or 29.0%. This increase is primarily due to increased retransmission rates charged by the stations and revenues from WXXA and WLAJ which were not included in the three months ended September 30, 2012.

•

Digital revenues for the three months ended September 30, 2013 increased $0.3 million, or 21.5%. The increase is due to Young’s investment in the digital area in the way of sales offerings, new content and platforms.

The decrease in agency and sales representative commissions from the three months ended September 30, 2012 to the three months ended September 30, 2013 was primarily due to decreases in gross operating revenues excluding retransmission revenues in the three months ended September 30, 2012 compared to the three months ended September 30, 2013, as commissions are not earned on retransmission operating revenues.

Operating expenses, excluding depreciation expense, for the three months ended September 30, 2013 were $20.6 million as compared to $18.0 million for the three months ended September 30, 2012, an increase of $2.6 million and a change of 14.8%. The following changes period over period were noted:

•

Programming expenses increased approximately $1.7 million due primarily to new CBS contracts at two of Young’s stations and increased fees associated with the ABC contracts at five Young stations along with the new shared services relationship with WXXA and WLAJ.

•	Operating expenses, excluding network fees, increased approximately $0.7 million due to the new shared services relationship with WXXA and WLAJ.

Selling, general and administrative expenses increased $1.2 million as compared to the three month period ended September 30, 2012 due to increases in several categories of expense.

Depreciation and amortization was approximately $4.5 million for the three months ended September 30, 2013 as compared to approximately $4.1 million for the three months ended September 30, 2012, an increase of approximately $0.4 million, or 10.3%. The increase was due to the addition of new assets for HD conversion and the new shared services relationships with WXXA and WLAJ.

Corporate overhead, excluding depreciation and amortization expense, for the three months ended September 30, 2013 was $3.4 million, compared to $5.8 million for the three months ended September 30, 2012, a decrease of $2.4 million, or 42.1%. The major components of corporate overhead, excluding depreciation and amortization expense, were as follows:

•	The decrease in Gray management fee of $5.0 million. The agreement with Gray to provide management services to Young ended on December 31, 2012.

•	Professional fees increased $1.3 million as a result of fees incurred during the three months ended September 30, 2013 related to the business combination of Media General and Young.

•	Payroll related expenses increased $1.2 million as a result of severance and bonus for the three month period ended September 30, 2013.

Interest expense for the three months ended September 30, 2013 was $1.9 million as compared to $1.7 million for the three months ended September 30, 2012, an increase of approximately $0.2 million or 10.7%. This increase is due to the average outstanding debt balance increasing for the addition of the shared services agreement with WXXA and WLAJ combined with a decline in interest rates.

Young recorded a provision for income tax expense of $2.9 million for the three months ended September 30, 2013 and $4.8 million for the three months ended September 30, 2012, a decrease primarily due to a $6.0 million decrease in pre-tax income.

As a result of the above discussed factors, the total comprehensive income attributable to Young was $4.5 million for the three months ended September 30, 2013 compared to total comprehensive income attributable to Young of $8.2 million for the three months ended September 30, 2012, a decrease of approximately $3.7 million, or 45.1%.

Nine Months Ended September 30, 2013 compared to Nine Months Ended September 30, 2012.

	For the nine months ended September 30,
	2013	2012	Change	% change
	(Dollars in thousands)
Net operating revenue	$159,924	$156,744	$3,180	2.0%
Operating expenses, excluding depreciation expense	59,399	50,927	8,472	16.6
Amortization of program license rights	7,433	6,744	689	10.2
Selling, general and administrative expenses	42,984	40,134	2,850	7.1
Depreciation and amortization	13,616	12,009	1,607	13.4
(Gain)/loss on disposal of property and equipment, net	(32)	48	(80)	(166.7)
Corporate overhead, excluding depreciation and amortization expense	12,354	13,454	(1,100)	(8.2)
Operating income	24,170	33,428	(9,258)	(27.7)

Interest expense	(6,143)	(5,997)	(146)	2.4
Other income (expense), net	(79)	120	(199)	(165.8)
	(6,222)	(5,877)	(345)	(5.9)
Income before income taxes	17,948	27,551	(9,603)	(34.9)
Provision for income taxes	(7,345)	(10,724)	3,379	(31.5)
Net income	$10,603	$16,827	(6,224)	(37.0)%
Net loss attributable to noncontrolling interests	(694)	-	(694)	(100.0)
Net income attributable to Young Broadcasting Group	$11,297	$16,827	(5,530)	(32.9)%
Total comprehensive income attributable to Young Broadcasting Group	$11,297	$16,827	(5,530)	(32.9)%

Net operating revenue for the nine months ended September 30, 2013 was approximately $159.9 million, as compared to approximately $156.7 million for the nine months ended September 30, 2012, an increase of $3.2 million, or 2.0%. The principal components of, and changes to, gross operating revenue were as follows:

•

Gross local revenues for the nine months ended September 30, 2013 were approximately $95.3 million as compared to $90.0 million for the nine months ended September 30, 2012, an increase of $5.3 million, or 5.9%. The increase in gross local revenues was primarily due to the new shared services relationships with WXXA and WLAJ.

•

Gross national revenues for the nine months ended September 30, 2013 were approximately $43.7 million as compared to $38.6 million for the nine months ended September 30, 2012, an increase of approximately $5.1 million, or 13.1%. Gross national revenues were up at six stations, primarily due to increases in advertising revenues from the telecommunications, automotive, education, auto aftermarket and electronics advertising categories. In addition, WXXA and WLAJ, whose results were not included in the nine months ended September 30, 2012, showed increases in revenues from their results for the nine months ended September 30, 2013.

•

Gross political revenues for the nine months ended September 30, 2013 decreased $19.6 million, or 89.7%. The decrease was due to an off political year as 2013 is not a presidential or congressional election year.

•

Retransmission revenues were approximately $29.7 million for the nine months ended September 30, 2013 as compared to $19.9 million for the nine months ended September 30, 2012, an increase of approximately $9.8 million, or 49.7%. This increase is primarily due to increased retransmission rates charged by the stations along with the revenues from WXXA and WLAJ which were not included in the nine months ended September 30, 2012.

•

Digital revenues for the nine months ended September 30, 2012 increased $1.5 million or 38.0%. The increase is due to Young’s investment in the digital area in the way of sales offerings, new content and platforms.

Decreases in agency and sales representative commissions from the nine months ended September 30, 2012 to the nine months ended September 30, 2013 are due to decreased advertising revenues from the nine months ended September 30, 2012 to the nine months ended September 30, 2013.

Operating expenses, excluding depreciation expense, for the nine months ended September 30, 2013 were $59.4 million as compared to $50.9 million for the nine months ended September 30, 2012, an increase of $8.5 million and a change of 16.6%. The following changes period over period were noted:

•

Programming expenses increased approximately $6.2 million. Approximately $3.1 million of this increase is due to new CBS contracts at two of Young’s stations and increased fees associated with the ABC contracts at five Young stations. The remaining $3.1 million increase in programming expenses is related to the addition of WXXA and WLAJ.

•	News expense increased $1.7 million. Of this increase, approximately $1.0 million was due to the addition of WXXA.

•	The remaining $0.6 million is due to increases in salaries and expenses due to the addition of WXXA and WLAJ.

Amortization of program license rights was approximately $7.4 million for the nine months ended September 30, 2013, as compared to $6.7 million for the nine months ended September 30, 2012, an increase of approximately $0.7, million or 10.2%. The increase is primarily due to the new shared services relationships with WXXA and WLAJ subsequent to the nine months ended September 30, 2012.

Selling, general and administrative expenses increased $2.9 million as compared to the nine month period ended September 30, 2012 due to an increase in bonuses paid of $0.6 million, increase in new business development of $0.5 million with the remaining increase due to increases in several categories of expense.

Depreciation and amortization was approximately $13.6 million for the nine months ended September 30, 2013 as compared to approximately $12.0 million for the nine months ended September 30, 2012, an increase of approximately $1.6 million or 13.4%. The increase was due to the addition of new assets for HD conversion and the new shared services relationships with WXXA and WLAJ.

Corporate overhead, excluding depreciation and amortization expense, for the nine months ended September 30, 2013 was $12.4 million, compared to $13.5 million for the nine months ended September 30, 2012, a decrease of $1.1 million, or 8.2%. The major components of corporate overhead, excluding depreciation and amortization expense, were as follows:

•	The decrease in Gray management fee of $7.8 million. The agreement with Gray to provide management services to Young ended on December 31, 2012.

•	Professional fees increased $4.0 million primarily due to fees incurred during the nine months ended September 30, 2013 related to the business combination of Media General and Young Broadcasting.

•

Compensation and related benefits increased $0.9 million for the nine months ended September 30, 2013 as compared to the nine months ended September 30, 2012. This increase is due to increased bonus expense incurred in 2013 as well as new positions that were created subsequent to the nine months ended September 30, 2012.

Interest expense for the nine months ended September 30, 2013 was $6.1 million as compared to $6.0 million for the nine months ended September 30, 2012, an increase of approximately $0.1 million, or 2.4%.

Other income (expense), net decreased approximately $0.2 million for the nine months ended September 30, 2013. Included in other income (expense), net is Young’s equity share of its joint venture at four stations.

Young recorded a provision for income tax expense of $7.3 million for the nine months ended September 30, 2013 and $10.7 million for the nine months ended September 30, 2012, a decrease primarily due to a $9.6 million decrease in pre-tax income.

As a result of the above discussed factors, the total comprehensive income attributable to Young was $11.3 million for the nine months ended September 30, 2013 compared to total comprehensive income attributable to Young of $16.8 million for the nine months ended September 30, 2012, a decrease of approximately $5.5 million, or 32.9%.

Year Ended December 31, 2012 compared to Year Ended December 31, 2011.

The following table sets forth Young’s operating results for the year ended December 31, 2012 compared to the year ended December 31, 2011.

	For the year ended December 31,
	2012	2011	Change	% change
	(dollars in thousands)
Net operating revenue	$228,183	$174,520	$53,663	30.7%
Operating expenses, excluding depreciation expense	68,899	61,846	7,053	11.4
Amortization of program license rights	9,022	9,780	(758)	(7.8)
Selling, general and administrative expenses	55,000	53,851	1,149	2.1
Depreciation and amortization	16,179	13,896	2,283	16.4
Write-off of intangible asset	—	978	(978)	(100)
Loss on disposal of property equipment net	59	683	(624)	(91.4)
Corporate overhead, excluding depreciation and amortization expense	23,531	12,182	11,349	93.2
Operating income	55,493	21,304	34,189	160.5
Interest expense	(7,830)	(7,240)	(590)	(8.1)
Loss on extinguishment of debt	—	(915)	915	100
Other income / (expense), net	8,680	(675)	9,355	1,385.9
	850	(8,830)	9,680	109.6
Income before reorganization items and income taxes	56,343	12,474	43,869	351.7
Reorganization items, net	—	(1,350)	1,350	100
Benefit (expense) for income taxes	(20,380)	92,800	(113,180)	(122.0)
Net income	35,963	103,924	(67,961)	(65.4%)
Net income attributable to noncontrolling interests	42	—	42	100
Net income attributable to Young Broadcasting Group	35,921	103,924	(68,003)	(65.4%)
Change in unrecognized amounts included in pension obligations, net of tax	(500)	(1,159)	659	(56.9%)
Total Comprehensive Income attributable to Young Broadcasting Group	$35,421	$102,765	$(67,344)	(65.5%)

Net operating revenue for the year ended December 31, 2012 was $228.2 million, as compared to $174.5 million for the year ended December 31, 2011, an increase of $53.7 million or 30.7%. The principal components of, and changes to, gross operating revenue were as follows:

•

Gross local revenues for the year ended December 31, 2012 were approximately $121.8 million, as compared to $120.9 million for the year ended December 31, 2011, an increase of approximately $0.9 million, or 0.8%. Additionally, gross national revenues for the year ended December 31, 2012 were approximately $51.9 million as compared to $49.9 million for the year ended December 31, 2011, an increase of approximately $1.9 million, or 3.8%. Gross local revenues were down at five of the affiliated stations due primarily to political revenues displacing local business at three of the stations during a presidential election year. At the other two stations, decreases in gross local revenues were due to decreases in the telecommunications, gambling, fast food, media, retail and insurance advertising categories. Gross national revenues at six of the affiliated stations increased during the year ended December 31, 2012. The increases were due to increased advertising revenues in automotive, telecommunications, fast food and healthcare advertising.

•

Gross political revenues for 2012 were $49.7 million, as compared to $5.9 million for 2011, an increase of approximately $43.9 million. Nine of Young’s stations noted increased political revenue year over year, due to the fact that 2012 was a politically active year, including a presidential election and congressional elections.

•

Retransmission revenues were approximately $27.4 million for the year ended December 31, 2012 as compared to $14.4 million for the year ended December 31, 2011, an increase of approximately $12.9 million, or 89.4%. This increase is primarily due to increased retransmission rates.

•

Digital revenues were approximately $5.8 million for the year ended December 31, 2012 as compared to $3.7 million for the year ended December 31, 2011, an increase of approximately $2.1 million or 54.8%. Young focused on increasing digital revenue in 2012 by hiring a VP of Digital Content and by putting into place new digital programs which brought in additional revenue.

•

Production and other revenues were approximately $5.5 million for the year ended December 31, 2012 as compared to $3.8 million for the year ended December 31, 2011, an increase of approximately $1.6 million, or 42.8%. This increase is due primarily to the receipt of cable copyright royalty payments in June of 2012.

Increases in agency and sales representative commissions from the year ended December 31, 2011 to December 31, 2012 are due to increased advertising revenues in 2012 compared to 2011.

Operating expenses for the year ended December 31, 2012 were $68.9 million as compared to $61.8 million for the year ended December 31, 2011, an increase of $7.1 million and a change of 11.4%. The following changes year over year were noted:

•

Programming expenses increased approximately $5.3 million from 2011 primarily due to new CBS contracts at two of Young's stations and increased fees associated with the ABC contracts at five Young stations.

•	News expenses increased approximately $1.5 million from 2011; approximately $1.3 million of the increase is due to higher salary expenses for open positions that were filled at TV stations.

•	All other operating expenses saw small increases totaling approximately $0.3 million.

Amortization of program license rights was approximately $9.0 million for the year ended December 31, 2012 as compared to $9.8 million for the year ended December 31, 2011, a decrease of approximately $.8 million, or 7.8%. During the year ended December 31, 2011, Oprah Winfrey’s show went off the air, which triggered a reduction in expense.

Selling, general and administrative expenses increased by approximately $1.1 million during the year ended December 31, 2012. The increase is primarily due to increase in salaries and increases in related employee benefits.

Depreciation and amortization was $16.2 million in 2012 as compared to $13.9 million in 2011, an increase of approximately $2.3 million, or 16.4%. The increase is due to increased HD and news automation upgrades done at the stations throughout 2011 which caused increases in depreciation expense in 2012.

Young performed its annual impairment review during the fourth quarter of 2012 and determined that no impairment charges were required for the year ended December 31, 2012. During the year ended December 31, 2011, Young recorded a loss with respect to approximately $1.0 million of intangible assets in connection with the closing of its national sale representation firm Adam Young, Inc.

Loss on disposal of property and equipment, net for the year ended December 31, 2012 was less than $0.1 million in 2012. Losses of approximately $0.7 million were recorded in 2011 related to a tower at KELO-TV.

Corporate overhead, excluding depreciation and amortization expense, for 2012 was $23.5 million as compared to $12.2 million for 2011, an increase of approximately $11.3 million, or 93.2%. The major components and changes in corporate overhead, excluding depreciation and amortization expense, were as follows:

•	Certain management and consulting fees for 2012 were $12.0 million as compared to $1.3 million for 2011, an increase of $10.7 million. These fees are based on revenue and performance of the Company.

•

Corporate compensation and related benefits increased by about $1.0 million in 2012; this increase primarily due to two new positions in 2012, an increase in bonuses of $0.4 million, severance payments of $0.2 million and an increase in employee benefits of $0.2 million.

•

Professional fees decreased approximately $1.0 million for the year ended December 31, 2012. This is due primarily to a $0.8 million decrease in financial advisory and other financial services fees. There was also a decrease in Directors’ fees of about $0.4 million in 2012 due to fewer board calls during the year. These fees were higher in 2011 due to the debt restructuring during that year. These decreases were partially offset by a $0.2 million increase in other audit and consulting fees in 2012.

•	Other corporate overhead increased by approximately $0.5 million. This increase is due to higher travel costs and bad debt expense related to the shutdown of Adam Young, Inc.

Interest expense for 2012 was $7.8 million, compared to $7.2 million for 2011, an increase of $0.6 million, or 8.1%. This increase is due to an increase in the average outstanding balance of the Young Senior Credit Facility after loan draws (1) to enter into the shared services relationship with WXXA and (2) to repurchase a portion of the outstanding common stock of Young.

Other income (expense), net for the years ended December 31, 2012 and December 31, 2011 was approximately $8.7 and $(0.7) million, respectively, an increase of approximately $9.4 million. The change in other income (expense), net from 2011 to 2012 is due primarily to the write-off of the Gray equity participation liability in the amount of $8.0 million. The remainder of the change is due mainly to insurance proceeds received in connection with the destruction of one of Young’s towers.

Young’s expense for income taxes for the year ended December 31, 2012 of $20.4 million consists primarily of federal, state and local income taxes of $22.7 million, benefits related to changes in rate differential of $2.7 million and expense related to NOL adjustments due to Young Broadcasting Inc.'s emergence from bankruptcy of $0.7 million. The benefit for income taxes for the year ended December 31, 2011 of $92.8 million consists primarily of federal, state and local income tax expense of $4.0 million, expense related to changes in rate differential of $3.0 million, offset by a reversal of a valuation allowance of $96.8 million, cancellation of debt benefits of $2.0 million and a benefit related to NOL adjustments due to Young Broadcasting Inc.’s emergence from bankruptcy of $1.6 million.

Primarily as a result of the above-discussed factors, the total comprehensive income attributable to Young for the years ended December 31, 2012 and 2011 was $35.4 million and $102.8 million, respectively. This represents a decrease of 65.5%.

Year Ended December 31, 2011 compared to Year Ended December 31, 2010.

Young’s consolidated financial statements and transactional records prior to Young Broadcasting Inc.’s emergence from bankruptcy reflect the historical accounting basis in Young’s assets and liabilities and are labeled Predecessor, while such records subsequent to Young Broadcasting Inc.’s emergence from bankruptcy are labeled Successor and reflect Young’s adoption of fresh-start accounting upon Young Broadcasting Inc.’s emergence from bankruptcy. This is presented in Young’s 2010 consolidated financial statements by a vertical black line division which appears between the sections entitled Predecessor and Successor on the statements and relevant notes. This division signifies that the amounts shown for the periods prior to and subsequent to Young Broadcasting Inc.’s emergence from bankruptcy are not comparable.

For purposes of presenting a comparison of Young’s 2011 results to prior periods, Young has presented its 2010 results as the mathematical addition of the Predecessor and Successor periods. Young believes that this presentation provides the most meaningful information about its 2010 results of operations. This approach, however, is not consistent with GAAP, may yield results that are not strictly comparable on a period-to-period basis and may not reflect the actual results Young would have achieved.

The following table sets forth Young’s operating results for the year ended December 31, 2011 as compared to the year ended December 31, 2010.

	For the year ended December 31,
	2011	2010	Change	% change
	(dollars in thousands)
Net operating revenue	$174,520	$187,494	$(12,974)	(6.9%)
Operating expenses, excluding depreciation expense	61,846	59,191	2,655	4.5
Amortization of program license rights	9,780	11,036	(1,256)	(11.4)
Selling, general and administrative expenses	53,851	51,803	2,048	4.0
Depreciation and amortization	13,896	13,719	177	1.3
Write-off of intangible asset	978	—	978	100
Loss/(gain) loss on disposal of property and equipment, net	683	(1,162)	1,845	(158.8)
Corporate overhead, excluding depreciation and amortization expense	12,182	14,302	(2,120)	(14.8)
Operating income	21,304	38,605	(17,301)	(44.8)
Interest expense, net	(7,240)	(15,637)	8,397	(53.7)
Loss on extinguishment of debt	(915)	—	(915)	100
Other expense, net	(675)	(230)	(445)	193.5
	(8,830)	(15,867)	7,037	(44.3)
Income before reorganization items, fresh-start adjustments, and benefit from income taxes	12,474	22,738	(10,264)	(45.1)
Reorganization items, net	(1,350)	511,226	(512,576)	(100.3)
Fresh-start adjustments	-	90,868	(90,868)	(100)
Benefit (expense) for income taxes	92,800	(114)	92,914	81,504
Net income	$103,924	$624,718	$(520,794)	(83.4%)

Net operating revenue for the year ended December 31, 2011 was $174.5 million, as compared to $187.5 million for the year ended December 31, 2010, a decrease of $13.0 million or 6.9%. The principal components of, and changes to, gross operating revenues were as follows:

•

Gross local revenues for the year ended December 31, 2011 were approximately $120.9 million, as compared to $112.5 million for the year ended December 31, 2010, an increase of approximately $8.4 million, or 7.5%. Additionally, gross national revenues for the year ended December 31, 2011 were approximately $49.9 million as compared to $51.4 million for the year ended December 31, 2010, a decrease of approximately $1.5 million, or 2.8%. Gross local revenues increased at nine of the ten stations due to increases in top 10 advertising categories including auto, healthcare and education. Gross national revenues at eight of the 10 stations decreased due to a decrease in automotive advertising, which was affected by the earthquake in Japan in 2011.

•

Gross political revenue for 2011 was $5.9 million, as compared to $27.4 million for 2010, a decrease of approximately $21.5 million. Eight of Young’s stations noted decreased political revenue year over year, due to the fact that 2010 was a political year with congressional elections.

•

Retransmission revenues for 2011 were $14.4 million, as compared to $13.3 million, an increase of approximately $1.1 million. This increase is primarily due to increased retransmission revenues resulting from increases in rates and number of subscribers.

•

Other revenues were approximately $10.5 million for the year ended December 31, 2011 as compared to $9.9 million for the year ended December 31, 2010, an increase of approximately $0.6 million, or 6.1%.

•	Sales representation commissions increased from $27.0 million in 2010 to $27.2 million in 2011.

Operating expenses for the year ended December 31, 2011 were $61.8 million as compared to $59.2 million for the year ended December 31, 2010. This is an increase of $2.7 million and a change of 4.5%, principally as a result of the following changes:

•

News expenses increased by approximately $1.2 million. There was a $1.3 million increase in personnel costs (salary increases plus 15 new news positions for news expansions) offset by 0.1 million reduction in all other areas of news.

•	Programming expenses increased by approximately $0.6 million, which resulted from a change in valuation of programming.

•	Other expenses: Direct expenses increased approximately $0.2 million due to an increase in FCC license fees.

•	Barter expense went up approximately $0.6 million due to the addition of new barter programming in 2011.

Amortization of program license rights was approximately $9.8 million for the year ended December 31, 2011 as compared to $11.0 million for the year ended December 31, 2010, a decrease of $1.3 million, or 11.4%. This decrease is mainly due to revaluation of the Dr. Phil contract at KRON-TV.

Selling, general and administrative expenses for the year ended December 31, 2011 were $53.9 million as compared to $51.8 million for the year ended December 31, 2010. This is an increase of $2.1 million and a change of 4.0%. The increase was principally a result of the following changes:

•	Personnel costs increased approximately $2.8 million primarily due to salary increases, new headcount and increased costs for employee benefits.

•	Expenses such as rent, utilities, telephone and data processing increased across the board. Professional fees increased due to various station initiatives.

•	Adam Young, Inc. commissions of $4.0 million that were incurred in 2010 were not included in 2011 subsequent to the shutdown of the firm.

•

During the year ended December 31, 2011, Young incurred approximately $1.8 million in severance and shutdown costs in connection with the decision to close its national sales representation firm, Adam Young, Inc.

Depreciation and amortization was $13.9 million in 2011 as compared to $13.7 million in 2010, an increase of approximately $0.2 million, or 1.3%. The increase is due to HD and news automation upgrades/projects done at stations throughout 2011 which triggered an increase in depreciation expense in 2011.

Young performed its annual impairment review during the fourth quarter of 2011 and recorded a loss with respect to approximately $1.0 million of intangible assets in connection with the closing of its national sale representation firm Adam Young, Inc. No other intangible assets were written off in connection with the annual impairment review.

Gain (loss) on disposal of property and equipment, net for the year ended December 31, 2011 consists mainly of the loss of approximately $0.7 million recorded at each of Young’s 10 stations associated with the Sprint/Nextel equipment swap resulting from the receipt of new equipment and the retirement of the replaced equipment.

Corporate overhead, excluding depreciation and amortization expense, for 2011 was $12.2 million as compared to $14.3 million for 2010, a decrease of approximately $2.1 million, or 14.8%. The major components and changes in corporate overhead, excluding depreciation and amortization expense, were as follows:

•	Legal and accounting fees increased approximately $4.3 million in 2011 from 2010. This increase was due to the debt restructuring that occurred in 2011.

•

Compensation and related benefits decreased approximately $0.2 million during year ended December 31, 2011. Of this decrease approximately $0.6 million relates to decreases in salaries expense after several positions were terminated. This decrease was offset by approximately $0.3 million in bonuses earned in 2011. Relocation costs of approximately $0.1 million were incurred in 2011.

•

Other corporate overhead expenses decreased by about $0.2 million in 2011. This resulted from savings related to the New York office relocation and insurance costs (including a reduction in the D&O coverage needed). These decreases were partially offset by increased costs in other categories.

•	Certain management and consulting fees for 2011 were $1.3 million as compared to $7.4 million for 2010, a decrease of $6.0 million. The decrease is due to the decrease in fees.

Net interest expense, for 2011 was $7.2 million, compared to $15.6 million for the year ended December 31, 2010, a decrease of $8.4 million, or 53.7%. This decrease is due to the change in Young’s debt structure as a result of the emergence from bankruptcy on June 23, 2010, which resulting in a significant reduction of debt from over $800.0 million to $75.0 million.

Other expense, net for the year ended December 31, 2011 was approximately $0.7 million as compared to $0.2 million for the year ended December 31, 2010, an increase of approximately $0.5 million.

In connection with the proceedings of Young Broadcasting Inc., the predecessor of Young for accounting purposes, under Chapter 11 of the Bankruptcy Code, Young Broadcasting Inc. incurred approximately $1.4 million in expenses from reorganization items for the year ended December 31, 2011, mainly for legal and professional expenses. During the year ended December 31, 2010, Young Broadcasting Inc. had a benefit of approximately $511.2 million related to reorganization items. The gain consisted mainly of professional fees expense of $11.0 million and gains on liabilities subject to compromise of approximately $529.7 million. See Note 2 to the 2012 consolidated financial statements of Young.

Young’s benefit for income taxes of approximately $92.8 million for the year ended December 31, 2011 consisted primarily of a reversal of valuation allowance of $96.8 million, a benefit related to NOL adjustments due to Young Broadcasting Inc.’s emergence from bankruptcy of $1.6 million and cancellation of debt benefits of $2.0 million, offset by federal, state and local income tax expense of $4.0 million and expense related to changes in rate differential of $3.0 million. Young recorded an expense for income taxes of $0.1 million for the year ended December 31 2010, a change of $91.1 million from the year ended December 31, 2011.

The benefit (expense) for income taxes for the year ended December 31, 2010 relates primarily to federal, state and local income taxes totaling $218.8 million, offset by benefits from losses with no utilization totaling $8.9 million and benefits from reorganization items totaling $209.7 million.

As a result of the above-discussed factors, the net income for Young was $103.9 million for the year ended December 31, 2011, compared to net income of $624.7 million for the year ended December 31, 2010, a change of $522.6 million, or 83.4%.

Liquidity and Capital Resources

Young Broadcasting Inc.’s 2010 Emergence from Bankruptcy

On February 13, 2009, Young Broadcasting Inc., the predecessor to Young Broadcasting, LLC, and substantially all of its subsidiaries filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of New York. On November 4, 2009, Young Broadcasting Inc. and its subsidiaries filed with the Bankruptcy Court a joint plan of reorganization and a related disclosure statement. The Bankruptcy Court entered an order approving the disclosure statement on November 6, 2009. The Bankruptcy Court entered an order confirming the plan on May 10, 2010. The plan became effective on June 24, 2010, at which point Young Broadcasting Inc. and its subsidiaries emerged from Chapter 11 protection and were discharged and released from certain claims and interests in accordance with the provisions of the plan. Under the plan of reorganization, on the effective date, all of the outstanding equity in Young Broadcasting Inc. was cancelled and Young Broadcasting Inc. issued new equity, all of which was distributed to a newly created holding company, Young. In addition, after the effective date, in accordance with the plan of reorganization, Young Broadcasting Inc. converted from a Delaware corporation to a Delaware limited liability company and changed its name to Young Broadcasting, LLC.

Under the plan of reorganization, Young Broadcasting Inc.’s pre-petition secured lenders received a combination of equity and debt in Young in full satisfaction of their claims against Young Broadcasting Inc. and its subsidiaries.

Upon Young Broadcasting Inc.’s emergence from bankruptcy protection, Young adopted the fresh-start reporting provisions of ASC 852-10, effective June 30, 2010, which was the end of Young Broadcasting Inc.’s accounting period. Fresh-start reporting provides, among other things, for a determination of the fair value to be assigned to the new equity and debt of the emerging company as of a date selected for financial reporting purposes. Young’s business enterprise value was $353.0 million as of the effective date, as determined by Young with the assistance of its independent appraisers. The enterprise value was determined using a discounted cash flow approach, and verified using a market approach. Under fresh-start reporting, the business enterprise value is adjusted to reorganization value and allocated to Young’s assets and liabilities based on their respective fair values in conformity with the purchase method of accounting for business combinations.

In March 2011, the Bankruptcy Court entered a final decree closing the bankruptcy cases of Young Broadcasting Inc. and its subsidiaries.

Current Financial Condition

The following tables present certain data that Young believes is helpful in evaluating its liquidity and capital resources.

	Nine Months Ended September 30,		Year Ended December 31,
	2013	2012	2012	2011
	(dollars in thousands)
Net cash (used in) provided by:
Operating activities	$18,572	$42,855	$73,566	$22,411
Investing activities	(22,476)	(9,039)	(30,917)	(17,237)
Financing activities	(3,421)	(66,339)	(73,964)	5,121
Net increase (decrease) in cash and cash equivalents	$(7,325)	$(32,523)	$(31,315)	$10,295

	As of September 30,		As of December 31,
	2013	2012	2012	2011
	(dollars in thousands)
Cash and cash equivalents	$16,919	$23,036	$24,244	$55,559
Total debt	$154,100	$138,750	$157,000	$85,000
Available under Young Senior Credit Facility	$25,000	$36,250	$25,000	$90,000

Total debt above does not include short-term and long-term capital leases payable totaling approximately $1.3 million as of December 31, 2012, December 31, 2011, September 30, 2013 and September 30, 2012.

Young’s cash flow from operations is dependent on the national advertising market and its individual television markets.

The principal uses of cash that affect Young’s liquidity position as of September 30, 2013 include the following: the acquisition of and payments under programming rights for entertainment and sporting events, investing and operating activities and principal and interest payments on Young’s debt.

Sources and Uses of Cash

Operating Activities

For a discussion of Young’s presentation of its 2010 results as the mathematical addition of the Predecessor and Successor periods, see “—Year Ended December 31, 2011 compared to Year Ended December 31, 2010.”

Net cash provided by operating activities for the nine months ended September 30, 2013 was approximately $18.6 million, primarily due to the following items:

•	Net income for the nine months ended September 30, 2013 was approximately $10.6 million as compared to $16.8 million for the nine months ended September 30, 2012.

•	Other accrued expenses and other current liabilities decreased approximately $0.9 million for the nine months ended September 30, 2013. This decrease is primarily due to changes in network fees.

•	Young made approximately $7.4 million of payments on its current installments of program license liability during the nine months ended September 30, 2013.

•	Trade accounts payable decreased approximately $1.0 million during the nine months ended September 30, 2013. This decrease was due to small decreases across all stations.

•

Trade accounts receivable, less allowance for doubtful accounts, increased approximately $5.1 million for the nine months ended September 30, 2013. This increase is due primarily to receivables from WXXA and WLAJ which were not included in the prior period. The remainder of the change is caused by an increase in retransmission revenues, a portion of which is attributable to rate increases in April and June 2013.

Net cash provided by operating activities during the nine months ended September 30, 2012 was approximately $42.9 million, primarily due to the following items:

•

Trade accounts receivable, less allowance for doubtful accounts, increased approximately $2.3 million for the nine months ended September 30, 2012. This increase is due mainly to an increase in retransmission revenues during the nine months ended September 30, 2012.

•	Young made approximately $6.7 million of payments on its programming liabilities during the nine months ended September 30, 2012.

•

Accrued expenses and other current liabilities increased approximately $16.5 million for the nine months ended September 30, 2012. This increase is due mainly due to the Gray management fee based off revenue for 2012 and an increase in network fees for the ABC affiliates.

•	Prepaid expenses and other assets increased approximately $2.4 million for the nine months ended September 30, 2012, due primarily to small increases across all the stations.

Net cash provided by operating activities for the year ended December 31, 2012 was approximately $73.6 million, primarily due to the following items:

•

Net income for the year ended December 31, 2012 was approximately $36.0 million as compared to $102.2 million in 2011. Net operating revenues increased for Young in 2012 by approximately $53.7 million. This increase was offset in part by income tax expense of $20.4 million generated primarily from federal, state and local taxes totaling $22.7 million. For the year ended December 31, 2011, Young had a benefit for income taxes in the amount of $91.0 million primarily related to reversal of its valuation allowance in the amount of $95.0 million.

•

Accrued expenses and other current liabilities increased approximately $14.8 million for the year ended December 31, 2012. This increase is due mainly to an increase in the Gray management fee payable of $9.9 million, ABC network fees of $1.6 million, $0.5 million in fees for financial advisory services and $1.6 million of WXXA preacquisition items owed to Newport.

•	Trade accounts payable increased approximately $1.1 million for the year ended December 31, 2012.

•

Young made approximately $9.0 million of payments on its programming liabilities in 2012. The decrease in payments on programming liabilities year over year is due to lower costs from no longer airing the Oprah Winfrey Show.

•

Prepaid expenses and other current assets increased approximately $3.8 million for the year ended December 31, 2012. This increase in 2012 is mainly due to $1.6 million in WXXA trade accounts receivable from preacquisition collected on behalf of Newport. An additional $1.4 million is in escrow for the acquisition of WLAJ TV in 2013.

•

Trade accounts receivable, less allowance for doubtful accounts, increased approximately $3.1 million for the year ended December 31, 2012. This increase is due mainly to increased sales and revenues during 2012.

Net cash provided by operating activities for the year ended December 31, 2011 was approximately $22.4 million, primarily due to the following items:

•	Prepaid expenses and other current assets decreased approximately $2.0 million for the year ended December 31, 2011.

•	Trade accounts payable increased approximately $0.5 million for the year ended December 31, 2011.

•	Young made approximately $9.7 million of payments on its programming liabilities in 2011.

•

Accrued expenses and other current liabilities decreased approximately $7.8 million for the year ended December 31, 2011, mainly due to $5.7 million of Gray management fees expensed in 2010 that were paid in 2011.

•

Trade accounts receivable, less allowance for doubtful accounts increased approximately $2.3 million for the year ended December 31, 2011, which was mainly due to an increase in national and local revenues from 2010 to 2011.

Net cash provided by operating activities for the year ended December 31, 2010 was approximately $32.2 million, primarily due to the following items:

•

Net income for the year ended December 31, 2010 was $624.7 million. During 2011, net income included reorganization items and fresh-start adjustments totaling $518.0 million and $90.9 million, respectively.

•	Prepaid expenses and other current assets increased approximately $1.2 million for the year ended December 31, 2010. This was mainly due to increases in barter rights and deferred tax assets.

•

Trade accounts payable decreased approximately $2.4 million for the year ended December 31, 2010. This was due to Young Broadcasting Inc.’s emergence from bankruptcy in 2010 and cure payments that were made during the year.

•	Young made approximately $11.0 million of payments on its programming liabilities in 2010.

•

Accrued expenses and other current liabilities decreased approximately $0.8 million for the year ended December 31, 2010, mainly due to $5.7 million of Gray management fees expensed in 2010 that were paid in 2011.

•

Trade accounts receivable, less allowance for doubtful accounts increased approximately $1.1 million for the year ended December 31, 2011, which was mainly due to an increase in revenues from 2009 to 2010.

Investing Activities

Cash used in investing activities was approximately $22.5 million during the first nine months of 2013 as compared $9.0 million during the same period in 2012. This is primarily due to Young’s acquisition of assets for WLAJ in the amount of $14.3 million and capital expenditures of approximately $8.3 million during the nine months ended September 30, 2013. Cash used in investing activities during the first nine months of 2012 of $9.0 million was due to capital expenditures.

Net cash used in investing activities for the year ended December 31, 2012 was $30.9 million, compared to net cash used in investing activities for the year ended December 31, 2011 of $17.2 million. Net cash used in investing activities during the year ended December 31, 2012 is due primarily to capital expenditures of $11.6 million for capital expenditures and $19.5 million for payments for WXXA's acquisition of WXXA-TV’s station assets. Net cash used in investing activities for the year ended December 31, 2011 is primarily due to capital expenditures totaling $17.3 million. Net cash used in investing activities for the year ended December 31, 2011 was $5.6 million and is primarily due to capital expenditures totaling $5.7 million. Net cash used in investing activities for the year ended December 31, 2010 was $5.6 million, primarily due to capital expenditures.

Financing Activities

Cash was used in financing activities during the first nine months of 2013 in the amount of $3.4 million as compared to cash used in financing activities in the amount of $66.3 million during the same period in 2012. Young made borrowings under WLAJ bank credit facility which was entered into in March 2013, which we refer to as the “WLAJ Credit Facility,” of $9.6 million, net of issuance costs. During the nine months ended September 30, 2012, Young made net borrowings of $53.8 million under the Young Senior Credit Facility and subsequently used those borrowings and cash on hand to fund, in part, its redemption of approximately $120.0 million of Young Common Stock.

Net cash used in financing activities was $74.0 million for the year ended December 31, 2012. The following significant changes in financing activities were noted:

•

Young drew $50.0 million on its new Senior Credit Facility (net) during the year ended December 31, 2012. WXXA drew $22.0 million under the WXXA bank credit facility, which we refer to as "WXXA-TV LLC Credit Facility."

•	Young paid $145.0 million to repurchase approximately 27,000 shares of its Class A and Class B Common Stock and approximately 16,000 under warrants during the year ended December 31, 2012.

•	Young paid approximately $0.8 million in debt issuance costs related to the amendments to the Young Senior Credit Facility during the year ended December 31, 2012.

Net cash provided by financing activities for the year ended December 31, 2011 was approximately $5.1 million. This was primarily due to borrowings of $10.0 million from the Young Senior Credit Facility and debt issuance costs of $4.8 million.

Net cash used in financing activities for the year ended December 31, 2010 was approximately $1.3 million and was primarily due to debt issuance costs.

Debt Instruments, Guarantees and Related Covenants

When Young Broadcasting Inc. emerged from bankruptcy protection, debt outstanding under its prior senior credit facility was converted into a new term loan with Young as the borrower, in addition to an equity issuance. The full amount of the new term loan had an original maturity date of June 30, 2015. The new term loan was repaid during the year ended December 31, 2011 with proceeds from the Young Senior Credit Facility (described below).

On December 13, 2011, Young entered into a $175.0 million Young Senior Credit Facility, which provided for a $150.0 million Young Senior Term Loan and a $25.0 million Young Senior Revolving Credit Facility. The Young Senior Term Loan was available in up to three draws. On December 13, 2011, $85.0 million of the Young Senior Term Loan was borrowed. Approximately $76.5 million of the proceeds of the initial term loan borrowing were used to pay a term loan entered into in 2010 (plus related interest and fees) and another $4.2 million were used to repay the term loan entered into upon Young Broadcasting Inc.’s emergence from bankruptcy and the revolving credit facility entered into in 2010. On February 23, 2012, Young drew down $65.0 million from the Young Senior Term Loan to partially fund the 2012 tender offers for shares of Young’s common stock as well as warrants to purchase Class A shares of common stock of Young. We refinanced the existing Young Senior Credit Facility with the proceeds of the term loan under the new credit agreement entered into in connection with the closing of the merger.

Young paid a commitment fee at the rate of 1.0% per annum on the unused available commitments to advance the Young Senior Term Loan and a commitment fee of 0.5% per annum on the unused available commitments to advance the Young Senior Revolving Credit Facility.

Based on the outstanding balance at December 31, 2012, the Young Senior Credit Facility required quarterly principal payments of approximately $4.3 million. Payments are subject to scheduled increases. Any remaining balance will be due at maturity of the Young Senior Term Loan. The Young Senior Term Loan and Young Senior Revolving Credit Facility will mature on December 13, 2016. As of September 30, 2013, the Young Senior Term Loan was fully drawn and the full $25.0 million was available under the Young Senior Revolving Credit Facility.

The Young Senior Credit Facility contained covenants related to the satisfaction of financial tests, including a consolidated total leverage ratio and an interest coverage ratio. The credit agreement included restrictions on certain activities including, for example, covenants that restrict Young’s ability to dispose of assets, incur additional indebtedness, pay dividends, make investments, make acquisitions and engage in mergers or consolidations. The Young Senior Credit Facility was guaranteed by Young and certain of its domestic subsidiaries. The Young Senior Credit Facility was secured by liens on substantially all of Young’s assets. In connection with the execution of the merger agreement, Young Broadcasting, LLC entered into an amendment of its credit agreement to permit the closing of the transaction in the event that the facility is not refinanced in connection with the closing.

The consolidated debt to EBITDA ratio was required to be less than 3.50 to 1.00 from October 1, 2012 through September 30, 2013, 3.50 to 1.00 from October 1, 2013 through September 30, 2014, 3.25 to 1.00 from October 1, 2014 through September 30, 2015 and 3.0 to 1.0 from October 1, 2015 through the maturity of the Young Senior Credit Facility. Young was permitted to make capital expenditures of up to $11.5 million for 2013 and $10.0 million for 2014 and thereafter. Young was in compliance with all covenants under the Young Senior Credit Facility as of and for the nine months ended September 30, 2013 and throughout 2012 and 2011.

The Young Senior Credit Facility had a variable interest rate of either the London Interbank Offered Rate, which we refer to as “LIBOR,” or Base Rate (as defined in the agreement governing the Young Senior Credit Facility) plus the Applicable Rate (as defined in the agreement governing the Young Senior Credit Facility). As of September 30, 2013, the LIBOR and the Base Rate, which are generally equal to the lender’s prime rate, applicable to Young’s outstanding balance were 0.18% and 3.25%, respectively. The interest was based on Base plus the Applicable Rate for an effective interest rate of 3.43%. For the year ended December 31, 2012, interest expense related to the Young Senior Credit Facility was approximately $6.5 million.

As of September 30, 2013 and December 31, 2012, the fair value of the Young Credit Facility was approximately $122.1 million and $150.0 million, respectively.

WXXA entered into a $22.0 million credit agreement, which we refer to as the “WXXA Credit Agreement,” with a third party on December 13, 2012 in order to fund the purchase of the assets of the television station in Albany, N.Y. The WXXA Credit Facility matures on December 13, 2016, has a floating interest rate and currently bears interest at a rate of 4.94%. Young irrevocably and unconditionally guaranteed the debt of WXXA on a joint and several basis with Shield Media the immediate parent of WXXA. As of September 30, 2013, the outstanding principal amount of the WXXA Credit Agreement was $22.0 million. For the year ended December 31, 2012, the interest expense relating to the WXXA facility, which we refer to as the “WXXA Credit Facility,” was $0.1 million and the interest rate was 4.97%.

WLAJ entered into a $10.0 million credit agreement, which we refer to as the “WLAJ Credit Facility,” with a third party on March 1, 2013 in order to fund the purchase of the assets of a television station in Lansing, Michigan. The WLAJ Credit Facility matures on December 13, 2016, has a floating interest rate and currently bears interest at a rate of 4.94%. Young irrevocably and unconditionally guaranteed the debt of WLAJ on a joint and several basis with Shield Media Lansing, the immediate parent of WLAJ. As of September 30, 2013, the outstanding principal amount of the WLAJ Term Loan was $10.0 million.

For the nine months ended September 30, 2013 and 2012, interest expense was approximately $6.1 million and $6.0 million, respectively. The increase is due to loan draws subsequent to the nine months ended September 30, 2012 and the interest expense related to the WXXA Credit Facility and the WLAJ Credit Facility.

Young has entered into a swap agreement to hedge $91 million of outstanding principal. Young uses a mark-to-market approach to value the swap. For the nine months ended September 30, 2013 and 2012, an income/ (expense), net of approximately $0.2 million and $(1.0) million, respectively, is included in other income/expense in the Young consolidated statements of comprehensive income related to changes in valuation of the swap agreement. For the year ended December 31, 2012, an (expense) of approximately $(0.4) million is included in other income/ (expense), net in Young’s consolidated statements of comprehensive income related to changes in valuation of the swap agreement.

The following is a summary of Young’s debt and related annualized interest payments.

	September 30, 2013	Dec 31, 2012	Dec 31, 2011	Annualized Interest Payments
	(dollars in thousands)
Young Senior Credit Facility(1)	$122,100	$135,000	$85,000	$4,518	(2)
WXXA Senior Credit Facility(1)	22,000	22,000	—	1,091	(2)
WLAJ Term Loan(1)	10,000	—	—	421	(3)
Debt discount(4)	(3,333)	(3,802)	(3,711)	—
Total	$150,767	$153,198	$81,289	$6,030

____________________________

(1)

Principal was repaid on November 12, 2013, upon consummation of the business combination contemplated by the merger agreement using proceeds from Media General’s new credit facility and a new Shield Media facility.

(2)

Calculated based on the outstanding principal amounts at December 31, 2012, multiplied by the interest rate of the Young Senior Credit Facility of 3.96% as of December 31, 2012 or the interest rate of the WXXA Credit Facility of 4.97% as of December 31, 2012 as the case may be.

(3)	Calculated based on the outstanding principal amount at September 30, 2013 and the interest rate of the WLAJ Credit Facility of 4.94% as of September 30, 2013.

(4)	In connection with the Young Senior Credit Facility, Young paid approximately $3.7 million of fees to the lender, which has been recorded as a debt discount.

During the nine months ended September 30, 2013, Young made principal payments of $12.9 million on the Young Senior Credit Facility.

As of and during the nine months ended September 30, 2013, Young was in compliance with all applicable debt covenants for the Young Senior Credit Facility, WXXA Credit Facility and WLAJ Credit Facility.

See “−Debt Instruments, Guarantees and Related Covenants” for further discussion of Young’s debt.

Income Taxes

For a discussion of Benefit (expense) for income taxes for the relevant periods, see “—Three Months Ended September 30, 2013 compared to Three Months Ended September 30, 2012,” “—Nine Months Ended September 30, 2013 compared to Nine Months Ended September 30, 2012” and “—Year Ended December 31, 2012 compared to Year Ended December 31, 2011”

At December 31, 2012, Young had NOL carryforwards for tax purposes of $226.0 million expiring at various dates through 2032.

As of December 31, 2012, Young’s unrecognized tax benefits totaled $24,000 including interest, all of which, if recognized, would affect the effective tax rate in future periods.

While Young does not anticipate any significant changes to the amount of liabilities for unrecognized tax benefits within the next 12 months, there can be no assurance that the outcomes from any tax examinations will not have a significant impact on the amount of such liabilities, which could have an impact on the operating results or financial position of Young.

Off-Balance Sheet Arrangements

Young does not have or engage in any off-balance sheet arrangements.

Contractual Obligations and Other Commercial Commitments

Young has obligations and commitments under its long-term debt agreements and instruments to make future payments of principal and interest. Young also has obligations and commitments under certain contractual arrangements to make future payments for goods and services. These arrangements secure the future rights to various assets and services to be used in the normal course of operations. Under GAAP, certain of these arrangements (e.g., programming contracts that are currently available for airing) are recorded as liabilities on Young’s consolidated balance sheet, while others (e.g., operating lease arrangements and programming contracts not currently available) are not reflected as liabilities.

The following table summarizes separately Young’s material obligations and commitments at December 31, 2012, the timing of payments required in connection therewith and the effect that such payments are expected to have on Young’s liquidity and cash flow in future periods. Young expects to fund its short-term obligations with cash on hand, cash flow from operations and funds available under the Young Senior Revolving Credit Facility.

		Payments Due by Period
Contractual Obligations	Total	Less than 1 year	Year 2— Year 3	Year 4— Year 5	After 5 years
	(dollars in thousands)
Young Senior Credit Facility(1) (principal only)	$135,000	$17,200	$34,400	$83,400	$—
WXXA Credit Facility(2)	22,000	—	6,050	15,950	—
Cash interest payments(3)	17,899	5,428	9,086	3,385	—
Operating leases	9,834	971	1,216	1,008	6,639
Capital leases	1,314	164	157	116	877
Minimum pension contributions(4)	8,369	771	1,585	1,640	4,373
Unconditional purchase obligations(5)	804	804	—	—	—
Other long-term obligations(6)	15,114	8,624	6,295	195	—
Total contractual cash obligations	$210,334	$33,962	$58,789	$105,694	$11,889

____________________________

(1)

Young’s Senior Credit Facility had available borrowing of $25.0 million as of December 31, 2012. The Young Senior Credit Facility matures on December 31, 2016. We refinanced the Young Senior Credit Facility with the proceeds of the term loan under the new credit agreement entered into in connection with the closing of the merger.

(2)	See “—Debt Instruments, Guarantees and Related Covenants” for a discussion of the WXXA Credit Facility.
(3)

Represents cash interest payments on the Young Senior Credit Facility and the WXXA Credit Facility. Estimated total cash interest over the term of the Young Senior Credit Facility is $14.5 million, based on an interest rate at December 31, 2012 of 3.96% assuming no further draws under the Young Senior Revolving Credit Facility. Estimated total cash interest over the term of the WXXA Credit Facility is $3.4 million, based on an assumed interest rate of 4.96%.

(4)

Minimum pension contributions consist of future benefit payments based on expected future employee services. The table above does not include actuarially projected minimum funding requirements of Young’s pension plan due to significant uncertainties regarding the assumptions involved in making such minimum funding projections.

(5)	Unpaid program license liability recorded at December 31, 2012 on the 2012 consolidated financial statements of Young.
(6)

Obligations for programming that have been contracted for, but not recorded on the December 31, 2012 consolidated financial statements of Young. Such obligations were not recorded because the programs were not currently available for airing.

On March 1, 2013, Young entered into a shared services relationship with WLAJ and guaranteed WLAJ’s $10.0 million term loan. See “—Overview of Young’s Business” for a discussion of the guarantee. The guarantee of the WLAJ Credit Facility is not reflected in the table above. With the exception of the WLAJ Term Loan, there were no material changes to Young’s contractual cash obligations as of September 30, 2013.

Impact of Recently Issued Accounting Standards

See Note 1 to the September 30, 2013 consolidated financial statements of Young and Note 3 to the 2012 consolidated financial statements of Young for a discussion of recently issued accounting standards.

Cautionary Statement Regarding Forward Looking Statements of Young

Young’s business, financial condition, results of operations, cash flows and prospects may be adversely affected by a number of factors, including the matters discussed below. Certain statements and information set forth in this Current Report on Form 8-K constitute “forward-looking statements.” You should note that Young’s forward-looking statements speak only as of the date of this Current Report on Form 8-K  or when made and Young undertakes no duty or obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise. Although Young believes that the expectations, plans, intentions and projections reflected in its forward-looking statements are reasonable, such statements are subject to known and unknown risks, uncertainties and other factors that may cause Young’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. The risks, uncertainties and other factors that you should consider include, but are not limited to, the following:

•	Young’s advertising revenue can vary substantially from period to period based on many factors beyond Young’s control.

•	Young depends on networks for much of or certain changes by its programming, and the loss of or certain changes by one or more of its network affiliations would disrupt its business.

•	Young may be unable to successfully negotiate future retransmission consent agreements on terms comparable to or more favorable than its current agreements.

•	Young’s business may be adversely affected by national and local financial and economic conditions.

•	Young operates in a very competitive business environment.

•	Cybersecurity risks and cyber incidents could adversely affect Young’s business and disrupt operations.

•	Young’s business is subject to extensive governmental legislation and regulations, which may restrict its ability to pursue its business strategy.

•	Enforcement activity by the FCC may adversely affect Young’s business.

•	Young could be adversely affected by labor disputes and legislation and other union activity.

•

Neither Young’s financial condition nor its results of operations covering periods after Young Broadcasting Inc.’s emergence from bankruptcy are comparable to the financial condition or results of operations reflected in Young Broadcasting Inc.’s historical financial statements covering periods before its emergence from bankruptcy.

•	Young may experience disruptions in its business due to natural disasters or terrorism.

•

Other intangible assets comprise a significant portion of Young’s total assets. Young must test its intangible assets for impairment at least annually, which may result in a material, non-cash impairment charge and could have a material adverse impact on Young’s results of operations and shareholders’ equity.

Young’s Quantitative and Qualitative Disclosure About Market Risk

Interest Rate Risk

Young’s exposure to market risk for changes in interest rates relates primarily to Young’s long-term debt obligations.

At December 31, 2012, the interest rate on the Young Senior Term Loan was 3.96%. This interest rate is equal to either the LIBOR or the Base rate plus the Applicable Rate, which were 0.21% and 3.75% as of that date, respectively. Interest is payable in accordance with the relevant credit agreements.

An increase in LIBOR of 100 basis points (one percentage point) from its December 31, 2012 level would increase Young’s annual interest expense and decrease Young’s cash flow from operations by $1.35 million, based on the outstanding balance of the Young Senior Term Loan as of December 31, 2012. Decreases in LIBOR would not have a material impact on Young’s interest expense or cash flow from operations. On March 13, 2012, Young entered into a swap agreement which hedged $75.0 million or 50% of its debt in order to hedge against changes in the LIBOR rate. Young currently uses a mark-to-market approach to value the swap. At December 31, 2012, Young recorded an expense of $0.4 million related to this swap arrangement within other income/expense of the consolidated statements of comprehensive income.

Impact of Inflation

Young believes that its results of operations are not affected by moderate changes in the inflation rate.